Exhibit 99.1
ORBITAL ATK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

Quarterly Revenue and Cash Flow Reach Record Levels

Robust New Orders Boost Year-End Backlog to All-Time High

Guidance Provided for Revenue and EPS Growth and
Continued Strong Cash Flow in 2017

Dulles, Virginia 8 March 2017 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2016.

Orbital ATK reported GAAP revenues of $1,272 million for the fourth quarter of 2016, up 11% compared to $1,145 million in the fourth quarter of 2015. GAAP income from continuing operations, before interest, income taxes and non-controlling interest (which the company refers to as operating income) was $114.9 million, or 9.0% operating margin, for the fourth quarter of 2016 compared to $94.3 million or 8.2% operating margin, in the comparable 2015 period. The company reported GAAP earnings per diluted share of $1.08 and $0.89 in the fourth quarters of 2016 and 2015, respectively. Free cash flow, which is a non-GAAP measure defined as GAAP cash from operating activities ($414.7 million) minus capital expenditures ($84.5 million), was $330.2 million in the fourth quarter of 2016 compared to $122.2 million in the fourth quarter of 2015.

The company also reported the following non-GAAP adjusted results for the fourth quarter of 2016. Adjusted operating income and profit margin were $131.6 million and 10.3%, respectively, in the fourth quarter of 2016, compared to $140.0 million and 12.2%, respectively, in the comparable 2015 period. Adjusted diluted earnings per share were $1.26 and $1.44 in the fourth quarter of 2016 and 2015, respectively. Adjusted free cash flow, which excludes certain merger and restatement related cash expenses of $9.7 million, was $339.9 million in the fourth quarter.

______________
Free cash flow and the adjusted financial results contained in this press release are non-GAAP financial measures. Please refer to the reconciliation tables contained in the Appendix- “Disclosure of Non-GAAP Financial Measures” of this press release for more details.

All amounts in this release are preliminary and subject to revision. These preliminary results could be impacted by new information, subsequent events or different conclusions until the company files its Form 10-Q/A for the quarter ended April 3, 2016, Form 10-Q for the quarters ended July 3 and October 2, 2016 and Form 10-K for the year ended December 31, 2016. There can be no assurance that the company’s actual results for the periods presented herein will not differ from the preliminary financial results, and such changes could be material.

Orbital ATK, Inc. 45101 Warp Drive, Dulles, VA 20166 703-406-5000

Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

For the full year, Orbital ATK reported GAAP revenues of $4,455 million in 2016, compared to $4,363 million in 2015. Operating income was $474.0 million, or 10.6% operating margin, in 2016 compared to $336.2 million, or 7.7% operating margin, in 2015. The company reported GAAP earnings per diluted share of $5.00 in 2016 compared to $2.59 in 2015.

The company also reported the following non-GAAP adjusted results for the full year 2016. Revenues were $4,455 million in 2016 compared to $4,509 million in 2015. Adjusted operating income and profit margin were $518.4 million and 11.6%, respectively, in 2016, compared to $516.4 million and 11.5%, respectively, in 2015. Adjusted diluted earnings per share in 2016 were $5.55 compared to $5.10 in 2015. Adjusted free cash flow, which excludes certain merger and restatement related cash expenses totaling $29.9 million, was $360.9 million in 2016 compared to $290.0 million in 2015.

“Orbital ATK’s 2016 was characterized by solid operational performance, excellent new orders, and strong earnings and cash flow,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “We exceeded our initial profit margin expectations, free cash flow targets and new business booking goals for the year. In addition, we continued to implement a disciplined cash deployment strategy that included a mix of share repurchases, dividend payments and investments in long-term growth initiatives that will benefit the company in the years ahead.”

Cash Flow and Capital Allocation Activities

Cash generated by operating activities totaled approximately $522 million, while capital expenditures were $191 million in 2016. Free cash flow in 2016 was about $331 million. Adjusted free cash flow was $361 million, which excludes $30 million of merger-and restatement-related cash expenses (see non-GAAP reconciliation tables below for details).

Orbital ATK repurchased approximately $124 million of its common stock and also paid dividends of approximately $70 million during 2016, returning a total of nearly $195 million to shareholders during the year. The company also invested about $305 million in research and development and capital equipment in 2016.

“Orbital ATK’s financial performance last year reflected solid profit margin and earnings per share results. The company generated over $360 million in adjusted free cash flow in 2016 on top of $290 million in 2015. We returned approximately $195 million to shareholders last year, and almost $135 million the previous year, in the form of

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

dividends and share repurchases,” said Garrett E. Pierce, the company’s Chief Financial Officer.

New Business Summary

In the fourth quarter of 2016, Orbital ATK recorded approximately $1,225 million in new firm and option contract bookings. In addition, the company received approximately $750 million in option exercises under existing contracts. For the full year 2016, new firm and option orders totaled $6,615 million and option exercises under existing contracts were $1,850 million. As of December 31, 2016, the company’s firm backlog was approximately $9.34 billion, up 13% compared to a year ago, and its total backlog (including options, indefinite quantity contracts and undefinitized orders) was approximately $14.36 billion, 10% higher than in the prior year.

2017 Financial Outlook

The company also provided the following financial guidance for calendar year 2017. This guidance does not include any costs associated with the prior-year restatement that might be incurred in 2017.

Guidance	2017
Revenues ($ millions)	$4,550 - $4,625
Operating Income Margin	11.5% - 12.0%
Free Cash Flow ($ millions)	$250 - $300
Diluted Earnings Per Share	$5.80 - $6.20

Orbital ATK currently expects an effective tax rate of approximately 28% and interest expense of approximately $55 million for the year. Capital expenditures are projected to be approximately $225 million in 2017. Diluted weighted average shares outstanding are expected to be approximately 57 million on the basis of continued stock repurchase activity. The FAS/CAS favorable pension adjustment is expected to be approximately $100 million for the year.

Fourth Quarter Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the fourth quarter of 2016. These included the following important events:

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

•
In the Flight Systems Group, fourth quarter operational accomplishments were highlighted by two successful space launch missions for NASA, comprising the launch of an Antares rocket for a cargo delivery mission to the International Space Station and a Pegasus rocket carrying eight small weather satellites. Also in the quarter, the company carried out four successful target missions for the Missile Defense Agency and U.S. Navy, and supported three Atlas V and one Delta IV rocket launches with critical composite structures and propulsion systems.

•
In the Defense Systems Group, the company produced approximately 400 million rounds of small-, medium-, and large-caliber ammunition, as well as about 5,000 tactical missile motors and 47,000 fuzes and warheads in the fourth quarter. The company also delivered over 50 advanced tactical missiles in the quarter, achieving the highest-ever quarterly production rate for the program.

•
In the Space Systems Group, fourth quarter operational highlights included the completion of the sixth Cygnus cargo delivery mission and associated science experiments and micro-satellite deployments for NASA. The company initiated work on several newly-awarded government satellites and completed the first group of 10 Iridium NEXT satellites that were launched in January. The company also completed several high-altitude scientific balloon and research rocket missions.

“Fourth quarter operational results remained very solid as our teams completed several high-profile missions, including the return-to-flight of the Antares rocket and the 43rd mission of our Pegasus space launcher,” said Chief Operating Officer Blake E. Larson. “Our operational execution on key programs across all three business groups was excellent in the final three months of 2016.  We appreciate the hard work and attention to detail of our engineering and manufacturing teams, which is leading to high levels of product reliability and customer satisfaction throughout our business.”

Consolidated 2016 Financial Results

As a result of the prior years’ restatement and delays in 2016 quarterly filings, cumulative contract profitability adjustments occurring in the second half of 2016 were recorded in the second quarter of 2016. While this had no impact on full-year results, these adjustments resulted in lower reported operating income and earnings per share in the third and fourth quarters and increased operating income and earnings per share in the second quarter of 2016 (see Appendix, page 14).

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

GAAP Results

	Fourth Quarter		Twelve Months
($ in millions, except per share data)	2016	2015	2016	2015
Revenues	$1,272	$1,145	$4,455	$4,363
Operating Income	114.9	94.3	474.0	336.2
Net Income	62.1	53.3	292.2	145.8
Diluted Earnings Per Share	$1.08	$0.89	$5.00	$2.59

Revenues increased $127 million, or 11.1%, in the fourth quarter of 2016 compared to the fourth quarter of 2015, due to a $96 million increase in Space Systems Group (SSG), a $37 million increase in Defense Systems Group (DSG) and an $18 million increase in Flight Systems Group (FSG) revenues, partially offset by a $24 million increase in corporate revenue eliminations. Operating income increased $20.6 million, or 21.8%, in the fourth quarter of 2016 compared to the comparable 2015 period, due to a $17.5 million increase in SSG, a $9.3 million increase at corporate and a $1.1 million increase in FSG income, partially offset by a $7.3 million decrease in DSG income.

Revenues increased $92 million, or 2.1%, in 2016 compared to revenues in 2015, due to a $72 million increase in SSG, a $27 million increase in FSG and a $2 million increase in DSG revenues, partially offset by a $9 million increase in corporate eliminations. Operating income increased $137.8 million, or 41.0%, in 2016 compared to operating income in 2015, primarily due to a $100.1 million increase in corporate income driven by the absence of 2015 merger transaction costs and an increase in pension income in 2016 along with an $83.0 million increase in SSG income. These increases were partially offset by a $33.6 million decrease in FSG and an $11.7 million decrease in DSG operating income.

Net income and earnings per share reflected an income tax rate of 28.0% for 2016 compared to 36.2% for 2015. The tax rate in 2016 benefited from the absence of certain non-deductible costs in the prior-year period, a true-up of prior year taxes, research and development (R&D) tax credits (including the permanent extension of the federal credit that occurred in late 2015), and the favorable settlement of the IRS audit of prior-year tax returns.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Non-GAAP Results

	Fourth Quarter		Twelve Months
($ in millions, except per share data)	2016	2015	2016	2015
Adjusted Revenues	$1,272	$1,145	$4,455	$4,509
Adjusted Operating Income	131.6	140.0	518.4	516.4
Adjusted Net Income	72.7	86.0	324.2	287.5
Adjusted Diluted Earnings Per Share	$1.26	$1.44	$5.55	$5.10

All adjusted financial measures discussed below are non-GAAP adjusted financial results from continuing operations. See the reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

Adjusted revenues increased $127 million, or 11.1%, in the fourth quarter of 2016 compared to the fourth quarter of 2015, consistent with GAAP revenues. Adjusted operating income decreased $8.4 million, or 6.0%, in 2016 compared to 2015, driven by a $13.7 million decrease in DSG income and a $9.7 million decrease in corporate income, partially offset by a $13.9 million increase in SSG and a $1.1 million increase in FSG income.

Adjusted revenues decreased $54 million, or 1.2%, in 2016 compared to 2015, due to a $24 million decrease in SSG, a $14 million increase in corporate eliminations, an $11 million decrease in FSG and a $5 million decrease at DSG. Adjusted operating income increased $2.0 million in 2016 compared to 2015, driven by a $39.8 million increase in SSG and a $27.4 million increase in corporate, partially offset by a $35.6 million decrease in FSG and a $29.6 million decrease in DSG.

Adjusted net income and earnings per share reflect the same tax rates as the tax rates for GAAP numbers.

Segment 2016 Financial Results

Orbital ATK conducts its operations in three business segments: Flight Systems Group, Defense Systems Group and Space Systems Group. Each of these groups in turn consists of several product-line divisions. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with government Cost Accounting Standards (CAS). The difference between pension expense recorded in accordance with GAAP Financial Accounting Standards (FAS) and pension costs recorded in accordance with CAS is reported at the corporate level.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Flight Systems Group:

GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Revenues	$406	$388	$1,497	$1,470
Operating Income	53.2	52.1	204.7	238.3
Operating Margin	13.1%	13.4%	13.7%	16.2%

FSG revenues for the fourth quarter of 2016 increased $18 million, or 4.6%, and operating income increased $1.1 million, or 2.1%, compared to 2015 primarily due to higher volume in the Launch Vehicles Division. FSG revenues for 2016 increased $27 million, or 1.8%, compared to 2015 primarily due to the inclusion of a full year of Orbital Sciences results in 2016. Operating income decreased $33.6 million, or 14.1%, compared to 2015 largely due to a favorable contract close-out adjustment in 2015 that did not reoccur in 2016.

Non-GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Adjusted Revenues	$406	$388	$1,497	$1,508
Adjusted Operating Income	53.2	52.1	204.7	240.3
Adjusted Operating Margin	13.1%	13.4%	13.7%	15.9%

FSG adjusted revenues and operating income for the fourth quarter of 2016 were consistent with GAAP revenue and operating income.

FSG adjusted revenues for 2016 decreased $11 million compared to 2015. Adjusted operating income decreased $35.6 million, or 14.8%, primarily due to a favorable contract close-out adjustment in 2015 referenced above that did not reoccur in 2016, partially offset by increased volume in the Launch Vehicles Division in 2016.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Defense Systems Group:

GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Revenues	$482	$445	$1,822	$1,820
Operating Income	45.1	52.4	171.5	183.2
Operating Margin	9.4%	11.8%	9.4%	10.1%

DSG revenues for the fourth quarter of 2016 increased $37 million, or 8.3%, largely due to higher activity on Armament Systems Division contracts. Operating income decreased $7.3 million, or 13.9%, primarily from favorable profit adjustments in the fourth quarter of 2015 that did not reoccur in 2016.

DSG revenues for 2016 were flat compared to 2015. Operating income decreased $11.7 million, or 6.4%, primarily from a favorable profit adjustment in 2015 that did not reoccur in 2016.

Non-GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Adjusted Revenues	$482	$445	$1,822	$1,827
Adjusted Operating Income	47.0	60.7	182.0	211.6
Adjusted Operating Margin	9.8%	13.6%	10.0%	11.6%

DSG adjusted revenues for the fourth quarter of 2016 were consistent with GAAP revenues while adjusted operating income decreased $13.7 million, or 22.6%, due to favorable profit adjustments in the fourth quarter of 2015 that did not reoccur in 2016.

DSG adjusted revenues were essentially flat in 2016 year-over-year. DSG adjusted operating income decreased $29.6 million, or 14.0%, primarily due to lower margins on certain Armament Systems and Missile Products Divisions contracts and a favorable profit adjustment in 2015 that did not reoccur in 2016.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Space Systems Group:

GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Revenues	$424	$328	$1,237	$1,165
Operating Income	33.7	16.2	129.5	46.5
Operating Margin	8.0%	4.9%	10.5%	4.0%

SSG revenues for the fourth quarter of 2016 increased $96 million, or 29.3%, compared to the fourth quarter of 2015 largely due to higher activity on Advanced Programs Division and Satellite Systems Division contracts. Operating income increased $17.5 million, or 108.0%, largely due to favorable profit adjustments on certain Satellite Systems Division contracts in 2016.

SSG revenues for 2016 increased $72 million, or 6.2%, and operating income increased $83.0 million, or 178.5%, primarily due to the exclusion of pre-merger Orbital results in 2015 and unfavorable profit adjustments in 2015 that did not reoccur in 2016.

Non-GAAP Results

	Fourth Quarter		Twelve Months
($ in millions)	2016	2015	2016	2015
Adjusted Revenues	$424	$328	$1,237	$1,261
Adjusted Operating Income	36.5	22.6	133.3	93.5
Adjusted Operating Margin	8.6%	6.9%	10.8%	7.4%

SSG adjusted revenues for the fourth quarter of 2016 increased $96 million, or 29.3%, consistent with GAAP revenues. Adjusted operating income increased $13.9 million, or 61.5%, largely due to favorable profit adjustments on certain Satellite Systems Division contracts in 2016.

SSG adjusted revenues for 2016 decreased $24 million, or 1.9% compared to 2015 largely due to lower activity on commercial satellites. Adjusted operating income increased $39.8 million, or 42.6%, largely due to favorable profit adjustments on certain Advanced Programs Division and Satellite Systems Division contracts in 2016.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EST) March 8, 2017. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 77444842. The recording will be available until March 15, 2017. Orbital ATK has also posted on its investor relations website a presentation of the 2016 financial results and operational highlights.

Website and Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through our website or social media channels could be deemed to be material. Therefore, we encourage investors, media and others interested in Orbital ATK to follow the information we post on our website at www.orbitalatk.com/investors, on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 12,500 people in 18 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the company’s 2017

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

financial guidance, the company’s actual financial results to be reported in its upcoming Form 10-K for 2016, expectations regarding our financial and operational performance, the benefits of our long-term growth initiatives and investments. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance, as well as the Company’s expectations regarding the quantitative effects of the restatement of the financial statements for the first quarter of 2016, and our actual annual and interim 2016 results to be reported in our upcoming SEC filings to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: the ongoing work to complete the restatement of our financial statements for the first quarter of 2016 and to complete the financial statements for the second and third quarters of 2016 and the annual financial statements for 2016 and other matters described above; the preliminary stage of such work; additional information arising or different conclusions being reached prior to the expected filing with the SEC of the contemplated filings, other subsequent events requiring the company to make additional adjustments; the inherent limitations in internal controls over financial reporting, potential increased costs or reputational harm associated with restating the company’s financial statements; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in accounting methods; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements, except as may be required by law.

Appendix: Disclosure of Non-GAAP Financial Measures

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to give effect to the merger of Orbital and ATK in all periods and adjust for the impact of costs and expenses summarized in the tables below. In addition, the adjusted results reflect estimates of interest expense, income tax expense and diluted shares that would be in effect for the periods as if the merger of Orbital and

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

ATK and the divestiture of ATK’s Sporting Group had occurred on January 1, 2015. Please refer to the reconciliation tables below for more details.

We define free cash flow as GAAP cash from operating activities less GAAP capital expenditures. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted measures are provided so investors can more easily compare current and prior period results of the combined companies. These adjusted results should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The reconciliation of GAAP results to adjusted non-GAAP results are as follows:

Consolidated Non- GAAP Results

Quarter Ended December 31, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,271.8	$—	$1,271.8
Operating Income	114.9	16.7	131.6
Net Interest Expense	(17.1)		(17.1)
Income before taxes	97.8	16.7	114.5
Income Taxes	(35.5)	(6.1)	(41.6)
Minority Interest	(0.2)		(0.2)
Net Income	$62.1	$10.6	$72.7

EPS Diluted	1.08	0.18	1.26
Diluted Shares	57.7	57.7	57.7
(1) Includes the impact of merger-related costs from the company's change in its fiscal year, severance payments, and IT expenses, among others. Also includes costs related to the restatement. Adjustments use the effective tax rate.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Quarter Ended December 31, 2015

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,144.6	$—	$1,144.6
Operating Income	94.3	45.7	140.0
Net Interest Expense	(20.0)		(20.0)
Income before taxes	74.3	45.7	120.0
Income Taxes	(21.1)	(13.0)	(34.1)
Minority Interest	0.1		0.1
Net Income	$53.3	$32.7	$86.0

EPS Diluted	$0.89	$0.55	$1.44
Diluted Shares	59.6	59.6	59.6

(1) Includes the impact of merger-related costs from the company's change in its fiscal year, severance payments, and IT expenses, among others. Adjustments use the effective tax rate.

Year Ended December 31, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$4,455.3	$—	$4,455.3
Operating Income	474.0	44.4	518.4
Net Interest Expense	(68.3)	—	(68.3)
Income before taxes	405.7	44.4	450.1
Income Taxes	(113.6)	(12.4)	(126.0)
Minority Interest	0.1		0.1
Net Income	$292.2	$32.0	$324.2

Diluted EPS	$5.00	$0.55	$5.55
Diluted Shares	58.4	58.4	58.4

(1) Includes the impact of merger-related costs from the company's change in its fiscal year, severance payments, and IT expenses, among others. Also includes costs related to the restatement. Adjustments use the effective tax rate.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Year Ended December 31, 2015

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$4,362.5	$146.0	$4,508.5
Operating Income	336.2	180.2	516.4
Net Interest Expense	(81.1)	15.2	(65.9)
Debt Extinguishment	(26.6)	26.6	—
Income before taxes	228.5	222.0	450.5
Income Taxes	(82.7)	(80.3)	(163.0)
Minority Interest	—	—	—
Net Income	$145.8	$141.7	$287.5

Diluted EPS	$2.59	$2.52	$5.10
Diluted Shares	56.3	56.3	56.3
(1) Includes Orbital Sciences, the impact of merger-related costs from the company's change in its fiscal year, severance payments, and IT expenses, debt consolidation costs, among others. Adjustments use the effective tax rate.

Consolidated Adjusted Non-GAAP Results

2016 Quarterly Non-GAAP Reconciliation
($ in millions)	Q1	Q2	Q3	Q4	Total Year
Revenues:
GAAP	$1,056	$1,083	$1,044	$1,272	$4,455
Adjustments (2)	—		—		—
As Adjusted	$1,056	$1,083	$1,044	$1,272	$4,455

Operating Income:
GAAP	$120.5	$147.3	$91.3	$114.9	$474.0
Adjustments (2)	9.7	10.1	7.9	16.7	44.4
As Adjusted	$130.2	$157.4	$99.2	$131.6	$518.4

Diluted Earnings Per Share:
GAAP	$1.31	$1.57	$1.04	$1.08	$5.00
Adjustments (2)	0.13	0.12	0.11	0.18	0.55
As Adjusted	$1.44	$1.69	$1.15	$1.26	$5.55
(2) Includes the impact of merger-related costs from the company's change in its fiscal year, severance payments, and IT expenses, among others. Also includes costs related to the restatement. Adjustments use the effective tax rate.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Flight Systems Group Adjusted Non-GAAP Results

	Quarter Ended December 31, 2016			Year Ended December 31, 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$406	$53.2	13.1%	$1,497	$204.7	13.7%
	—	—
As Adjusted	$406	$53.2	13.1%	$1,497	$204.7	13.7%

	Quarter Ended December 31, 2015			Year Ended December 31, 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$388	$52.1	13.4%	$1,470	$238.3	16.2%
Orbital results for Jan.1 to Feb. 8, 2015	—	—		38	2.0
As Adjusted	$388	$52.1	13.4%	$1,508	$240.3	15.9%

Defense Systems Group Adjusted Non-GAAP Results

	Quarter Ended December 31, 2016			Year Ended December 31, 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$482	$45.1	9.4%	$1,822	$171.5	9.4%
Merger-related Adjustments (2)	—	1.9			10.5
As Adjusted	$482	$47.0	9.8%	$1,822	$182.0	10.0%

	Quarter Ended December 31, 2015			Year Ended December 31, 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$445	$52.4	11.8%	$1,820	$183.2	10.1%
Merger-related Adjustments (2)	—	8.3		7	28.4
As Adjusted	$445	$60.7	13.6%	$1,827	$211.6	11.6%
(2) Merger-related adjustments include the impact of transaction expenses and other merger-related costs.

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Orbital ATK Announces Fourth Quarter and Full Year 2016 Financial Results

Space Systems Group Adjusted Non-GAAP Results

	Quarter Ended December 31, 2016			Year Ended December 31, 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$424	$33.7	8.0%	$1,237	$129.5	10.5%
Merger-related Adjustments (2)	—	2.8			3.8
As Adjusted	$424	$36.5	8.6%	$1,237	$133.3	10.8%

	Quarter Ended December 31, 2015			Year Ended December 31, 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$328	$16.2	4.9%	$1,165	$46.5	4.0%
Orbital results for Jan 1. to Feb. 8, 2015				92	2.3
	$328	$16.2	4.9%	$1,257	$48.8	3.9%
Goodwill impairment					34.3
Merger-related Adjustments (2)		6.4		4	10.4
As Adjusted	$328	$22.6	6.9%	$1,261	$93.5	7.4%
(2) Merger-related adjustments include the impact of transaction expenses and other merger-related costs.

Free Cash Flow and Adjusted Free Cash Flow

	2016
($ in millions)	Fourth Quarter	Twelve Months
Net Cash Provided By Operating Activities	$414.7	$521.5
Capital Expenditures	(84.5)	(190.5)
Free Cash Flow	$330.2	$331.0

Adjustments (3)	9.7	29.9
Adjusted Free Cash Flow	$339.9	$360.9

(3) Includes the impact of merger-related cash expenses from severance payments, retention payments and IT expenses. Also includes costs related to the restatement, among others.

Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK, Inc.
Barron.Beneski@orbitalatk.com

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